WESTERN WATER CONSULTANTS, INC.
Balance Sheets
(Unaudited)

ASSETS	September 30,	December 31,
	2012	2012
Current Assets:
Cash	90,762	43,626
Trade Receivables, net of $0 allowance for doubtful accounts	395,676	349,551
Other	6,185	1,090

Total current assets	492,623	394,267

Property, plant and equipment, net of accumulated depreciation of 87,982 and 72,262	87,287	96,068

Total Assets	579,910	490,335

LIABILITIES AND STOCKHOLDERS EQUITY

Current Liabilities:
Accounts payable	104,539	130,320
Accrued liabilites	10,825	6,967
Deferred tax liability	11,516	19,131
Line of credit	185,458	62,022
Obligations under capital leases - short term	26,066	26,067

Total current liabilities	338,404	244,507

Obligations under capital leases - long term	24,192	54,247

Total liabilities	362,596	298,754

Stockholders' equity 1,000,000 shares authorized	105,000	5,000
140,000 and 100,000 issued and outstanding

Accumulated earnings (deficit)	112,314	186,581

Total shareholders' equity	217,314	191,581

Total liabilities and shareholder's equity	579,910	490,335

See accompanying notes to the unaudited financial statements

WESTERN WATER CONSULTANTS, INC.
STATEMENT OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	Septmeber 30		30-Sep
	2012	2011	2012	2011

Sales	$752,807	$602,245	$2,186,350	$1,566,214
Cost of revenues	388,602	348,841	1,337,126	850,088
Gross Profit	346,205	253,404	849,224	716,126

OPERATING COSTS AND EXPENSES:
Selling, General, and Administrative	327,669	156,993	908,397	456,859
Depreciation and Amortization Expense	5,085	3,866	13,237	11,597

OTHER (EXPENSE):
Interest Expense	(4,383)	(2,773)	(9,472)	-8,679

Net Income (loss) before income taxes	27,068	89,772	(81,882)	238,991

Income Tax Expense (benefit)	2,517	12,009	(7,615)	22,226

Net operating income (loss)	24,551	77,763	(74,267)	216,765

See accompanying notes to the unaudited financial statements

WESTERN WATER CONSULTANTS, INC.
STATEMENT OF CASH FLOWS
For Nine Months Ended September 30, 2012 and 2011
(Unaudited)

	2012	2011
CASH FLOWS FROM OPERATIONS ACTIVIES:
Net Income (loss)	(74,267)	216,765
Adjustments to reconcile net income to
Net cash provided by operating activies:
Depreciation & Amortization	13,237	13,528
Changes in operating assets & liabilities:
Accounts receivable	(46,125)	(107,783)
Prepaid expenses and other current assets	(5,095)
Deferred tax liability	(7,615)	22,226
Interest expense incurred under capital lease	2,609	3,401
Accrued expenses	3,858	(800)
Accounts payable	(25,781)	(96,710)
Net (used in)/provided by operating activies	(139,179)	50,627

CASH FLOWS USED IN INVESTING ACTIVIES:
Cash paid for purchase of fixed assets	(37,121)	(22,072)
Net used in investing activies	(37,121)	(22,072)

CASH FLOWS USED IN FINANCING ACTIVIES:
Principal payments of on line of credit	123,436	(31,749)
Cash for common stock	100,000
Net (used in)/ provided by operating activies	223,436	(31,749)

NET CHANGE IN CASH AND CASH EQUIVALENTS	47,136	(3,194)

CASH AND CASH EQUIVALENTS--Beginning of period	43,626	22,749

Cash and Cash Equivalents--End of period	90,762	19,555

Supplemental schedule for cash flow information
Cash paid for interest	9,472	8,679

                                              See accompanying notes to the unaudited financial statements

Western Water Consultants Inc.
Notes to Financial Statements
For the period ending September 30, 2012

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

Western Water Consultants Inc. (“we”, “our” or the “Company”) is a California corporation engaged in the business of operating water treatment programs for major manufacturers, oil and gas refiners, and the food and beverage industries. The company institutes programs that help conserve water use, energy use, and capital equipment costs.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

Management uses estimates and assumptions in preparing these financial statements in accordance with U.S. generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses.

CASH AND CASH EQUIVALENTS

Cash equivalents include short-term, highly liquid investments with maturities of three months or less at the time of acquisition.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

We establish an allowance for bad debts through a review of several factors including historical collection experience, current aging status of the customer accounts, and financial condition of our customers. No allowance has been recorded as of 2012.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation is computed utilizing the straight-line method over the estimated economic life of five to ten years. Maintenance, repairs and minor renewals are charged directly to expenses as incurred. Additions and betterment to property and equipment are capitalized. When assets are disposed of, the related cost and accumulated depreciation thereon are removed from the accounts and any resulting gain or loss is included in the statement of operations.

IMPAIRMENT OF LONG-LIVED ASSETS

The Company reviews the carrying value of its long-lived assets annually or whenever events or changes in circumstances indicate that the historical-cost carrying value of an asset may no longer be appropriate. The Company assesses recoverability of the asset by comparing the undiscounted future net cash flows expected to result from the asset to its carrying value. If the carrying value exceeds the undiscounted future net cash flows of the asset, an impairment loss is measured and recognized. An impairment loss is measured as the difference between the net book value and the fair value of the long-lived asset. Fair value is estimated based upon either discounted cash flow analysis or estimated salvage value. No impairment has been recorded as of September 30, 2012.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Financial instruments are recorded at fair value in accordance with the standard for “Fair Value Measurements codified within ASC 820”, which defines fair values, establishes a three level valuation hierarchy for disclosures of fair value measurement and enhances disclosure requirements for fair value measurements:

• Level 1 – inputs to the valuation methodology are quoted prices (unadjusted) for identical asset or liabilities in active markets.

• Level 2 – inputs to the valuation methodology include closing prices for similar assets and liabilities in active markets, and inputs that are observable for the assets and liabilities, either directly, for substantially the full term of the financial instruments.

• Level 3 – inputs to the valuation methodology are observable and significant to the fair value.

REVENUE RECOGNITION

Revenue is generated through the sale and shipment of customer orders.  Western provides a variety of products and services to various companies such as:

•  WW-2080, 2060, is a polymer used for separation of oil and water in the refining processes.

•  WW-1100,2100,1601 are potable coagulants and flocculants used for water clarification in the food and beverage industries.

•  CWT-509, 504 are for process cooling helping manage corrosion and scaling effects.

•  BWT- 700,702, 731 prevents oxygen corrosion, and boiler deposits.

Revenue is generated through the sale and shipment of customer orders.  Revenues are recognized when all of the following have been met:

•  Persuasive evidence of an arrangement exists;

•  Delivery or service has been performed;

•  The customer’s fee is deemed to be fixed or determinable and free of contingencies or significant uncertainties;

•  Collectability is probable.

Revenues are recognized when all of the following have been met:

•  Persuasive evidence of an arrangement exists;

•  Delivery or service has been performed;

•  The customer's fee is deemed to be fixed or determinable and free of contingencies or significant uncertainties;

•  Collectability is probable.

INCOME TAXES

The Company has elected under the provisions of the Internal Revenue Code to be an “S” Corporation. As a result, earnings and losses of the Company are passed through to its stockholders for federal tax purposes.  Going forward, the Company will be taxed as a C Corp.

Deferred tax assets and liabilities are recognized for the estimated future California state income tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. These assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to reverse.

We have net state operating loss carryforwards available to reduce future state taxable income. Future tax benefits for these net operating loss carryforwards are recognized to the extent that realization of these benefits is considered more likely than not. To the extent that we will not realize a future tax benefit, a valuation allowance is established.

CONCENTRATION OF CREDIT RISK

The Company maintains its cash and cash equivalents in various financial institutions. Accounts at these institutions are insured by the Federal Deposit Insurance Corporation up to $250,000. The Company performs ongoing evaluations of these institutions to limit concentration risk exposure.

INCOME (LOSS) PER SHARE

Basic net loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted net loss per common share is computed similar to basic net loss per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. At September 30 2012, diluted net income or loss per share is equivalent to basic net income or loss per share.

RECENT ACCOUNTING PRONOUNCEMENTS

We do not expect the adoption of recently issued accounting pronouncements to have a significant impact on our results of operations, financial position, or cash flow.

NOTE 3 - RELATED PARTY TRANSACTIONS

The Company currently has no related party transactions.

NOTE 4 - INCOME TAXES

The Company uses the liability method, where deferred federal and California state income tax assets and liabilities are determined based on the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes. Since inception through 2010, the Company incurred net losses which were used to offset income tax as of September 30, 2012. The Company incurred a $7,615 income tax benefit and $22,226 income tax expense for the nine months ended September 30, 2012 and 2011, respectively, calculated at statutory rates with no significant permanent differences between statutory and actual rates. Substantially all of this timing difference is due to the differences caused by using the cash method of accounting for tax purposes.

NOTE 5 - OBLIGATIONS UNDER CAPITAL LEASE

The Company purchased two vehicles in 2010 for $116,300. These vehicles were financed over 5 years at a 4.5% interest rate. Interest expense related to the capital leases total $2,609 and $3,401 and cash paid for the leases total $32,665 and $19,550 for the nine months ended September 30, 2012 and 2011, respectively. Total lease obligations are $50,258 and $80,314 as of September 30, 2012 and December 31, 2011, respectively.

NOTE 6 - LINE OF CREDIT

Western has an outstanding line of credit with two banking institutions.  The Bank of America line of credit is $88,000 and renews annually for a cost of $500. It has a variable interest rate which has remained at 6.63% for the past 3 years.  We also have a line of credit with Wells Fargo Bank, N.A. for a total of $250,000 which is structured as a loan with a 5% fixed interest rate.  Outstanding line of credit totals $185,458 and $62,022 as of September 30, 2012 and December 31, 2011, respectively.
NOTE 7 - STOCKHOLDERS' EQUITY

On June 26, 2012, the Company sold 40,000 shares of its common stock for $100,000.

NOTE 8 - SUBSEQUENT EVENTS

On August 30, 2012, Pacific Clean Water Technologies, Inc. (“PCWT”, formerly known as Unseen Solar, Inc.) entered into a stock purchase agreement (the "Purchase Agreement") with Western Water Consultants Inc., ("Western") and the shareholders of Western. Pursuant to the Purchase Agreement, PCWT will issue 4,500,000 shares (now 180,000,000 shares after a PCWT 40 to 1 stock split) of its common stock, representing no less than 60% of the total issued and outstanding common stock of PCWT, to the shareholders of Western at the closing of the Purchase Agreement in exchange for 100% of the issued and outstanding capital stock of Western.

On November 13, 2012 (the "Closing Date"), Unseen Solar closed the stock purchase transaction with Western and the shareholders of Western pursuant to the Purchase Agreement. In accordance with the terms of Purchaser Agreement, on the Closing Date, PCWT issued 180,000,000 shares of its common stock to the shareholders of Western in exchange for 100% of the issued and outstanding capital stock of Western (the "Purchase Transaction"). As a result of the Purchase Transaction, the shareholders of Western acquired approximately 60% of PCWT's issued and outstanding common stock, Western became PCWT's wholly-owned subsidiary, and PCWT acquired the business and operations of Western.

For accounting purposes, the purchase transaction is being accounted for as a reverse acquisition. The transaction has been treated as a recapitalization of Western, with Western, whose shareholders and management took control of PCWT (the legal acquirer), considered the accounting acquirer.